BAIRD KAILASH GROUP, LLC
BAIRD FUNDS, INC.
APPENDIX A: CODE OF ETHICS

Rev. February 7, 2014

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I. General Principles

Baird Kailash Group, LLC (“BKG”) is a registered investment adviser that offers investment advisory services to its clients, who may include individuals, pension and profit sharing plans, trusts and estates, charitable organizations, banks and thrift institutions, partnerships, corporations, and other business entities including registered or unregistered management investment companies.  BKG has been appointed as investment sub-advisor to the Baird LargeCap Fund (the “LargeCap Fund”), a mutual fund series of Baird Funds, Inc. (collectively, “Baird Funds”). BKG’s activities as an investment adviser subject it to various requirements under the securities laws.

This Code of Ethics discusses the policies that apply to Access Persons (defined below) whose responsibilities place them in a potential conflict of interest with BKG’s advisory clients, including the LargeCap Fund, and other mutual fund series of Baird Funds (each a “Fund” and collectively, the “Funds”).  A separate code of ethics applies to access persons who are associates of Robert W. Baird & Co. Incorporated (“Baird”), investment adviser to the Baird Funds, or who are officers of Baird Funds.

BKG serves a variety of clients and may offer services that could lead to differing types of potential conflicts of interest.  As a result, not all Access Persons are subject to identical responsibilities under this Code of Ethics and an Access Person acting in one advisory capacity will not be held to have knowledge of information pertaining to the role of another Access Person acting in a different advisory capacity unless the facts and circumstances demonstrate that each area had knowledge of the relevant information.

BKG’s duties to its advisory clients require, among other things, that neither BKG nor its Access Persons use information regarding client transactions for personal profit.  BKG will take such steps as are necessary to ensure that not only BKG’s transactions, but also Access Person’s personal investments and outside business activities are conducted in a manner that avoids both actual conflicts of interest and the appearance of any abuse of the position of trust inherent in the relationship.  In an effort to accomplish this, BKG will require that:

a.	BKG Access Persons conduct personal securities transactions in a manner consistent with this Code of Ethics and their role;

b.	Information pertaining to an advisory client’s portfolio holdings as well as his or her financial status remains confidential;

c.	BKG Access Persons do not manipulate their positions to their advantage; and

d.	Decisions relating to advisory client investments are made based on the advisory client’s best interests.

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Transactions will be reviewed for compliance with consideration of both the letter and spirit of this Code of Ethics.  Technical compliance with the provisions of this Code of Ethics will not excuse failure to adhere to either the general principle of fiduciary duty or the appropriate standards of professional responsibility; therefore, when requesting approval to make a personal investment, an Access Person should consider the potential appearance of the requested transaction as well as the specific facts.

Failure to comply with the provisions stated in this Code of Ethics could result in disciplinary action and possible termination of employment with Baird.

II. Scope of the Code

BKG Access Persons are subject to this Code of Ethics.  An Access Person is defined as:

1.	Any officer, director, or other employee of BKG (or of any company in a control relationship to BKG) who:

a.	Has access to nonpublic information regarding advisory clients’ purchases or sales of securities;

b.	Has functions or duties that relate to the determination of which securities recommendations, purchases or sales shall be made to/for advisory clients, including the Baird LargeCap Fund;

c.	Obtains any information regarding securities recommendations to advisory clients prior to the publication of such recommendations; or

d.	Has access to nonpublic information regarding the portfolio holdings of any advisory client, including the Baird LargeCap Fund; and

2.	Any other natural person in a control relationship to BKG or the Baird LargeCap Fund who obtains information concerning securities recommendations made to advisory clients or the Baird LargeCap Fund.

Baird is in a control relationship to BKG and its personnel are subject to a separate code of ethics.

III. Standards of Business Conduct

A. Compliance with Laws and Regulations

BKG Access Persons are required to comply with applicable securities laws including, but not limited to, the Investment Advisers Act of 1940 (the “Advisers Act”), Investment Company Act of 1940, the Securities Act of 1933, the Securities Exchange Act of 1934, and the Sarbanes-Oxley Act of 2002.  As part of this requirement, Access Persons are not permitted, in connection with the purchase or sale of a security for an advisory client, including the Baird LargeCap Fund, to either directly or indirectly:

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•	Defraud such advisory client or Baird;

•	Mislead such advisory client, the Baird Fund’s Board of Directors or Baird by making an untrue statement of material fact or failing to disclose material facts to such advisory client;

•	Engage in any act, practice, or course of conduct which operates or would operate as a fraud or deceit upon such advisory client, the Baird Fund’s Board of Directors or Baird;

•	Engage in any manipulative practice with regard to such advisory client, the Baird Fund’s Board of Directors or Baird; or

•	Engage in any manipulative practice in relation to securities, including but not limited to, price manipulation.

B. Conflicts of Interest

As a fiduciary, BKG has an affirmative duty of care to act in the best interest of its advisory clients.  In order to comply with this duty, BKG and its Access Persons must avoid conflicts of interest, and can do so by fully disclosing material information concerning any conflict that arises with respect to an advisory client.

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Conflicts Among Client Interests - Conflicts can arise where BKG or its Access Persons have reason to systematically favor the interests of one advisory client over another with respect to investment opportunities.  For example, larger accounts over smaller accounts, or accounts compensated by performance-based fees over accounts not compensated by performance.  Systematic favoritism is strictly prohibited, and constitutes a breach of fiduciary duty.

•
Competing with Client Trades - BKG prohibits any Access Person from using knowledge about pending or currently considered securities for advisory clients to profit personally, directly, or indirectly, by purchasing or selling such securities for his/her personal accounts.

In addition, Access Persons must act in the best interests of advisory clients regarding trade execution and brokerage service costs.  Access Persons must adhere to the allocation, aggregation, best execution, directed brokerage and soft dollar policies and procedures.

C. Activities Away From Baird

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Registration Policy: For the firm’s associate policy regarding activities away, see the Associate Disclosures section of this manual.

Acting as Personal Trustee for a Client

Access Persons shall discuss with the Compliance Department any appointment as a trustee, administrator or executor except in the case of immediate family members. As a trustee for a client's account, the Access Person is considered to have a conflict of interest that is difficult to cure by written authorization, agreement, or otherwise and is illegal in many states.

D.  Marketing and Promotional Activities

Any marketing or promotional activities, including oral and written statements made by BKG Access Persons to advisory clients, prospective advisory clients, and the media, must be professional, accurate, balanced, and not misleading.  Please refer to the Marketing, Promotional and Communication sections of this manual for additional information regarding marketing procedures.

1. Testimonials

Testimonials are prohibited under the Advisors Act; however a partial client list may be used in marketing materials where:

a.	The adviser does not use performance-based data to determine which clients to include on the list;

b.	Each list includes a disclaimer that “it is not known whether the listed clients approve or disapprove of [name of adviser] or the advisory services provided”; and,

c.	Each list includes disclosure about the objective criteria used to determine which clients were included on the list.

IV. Compliance Procedures

A. Personal Securities Transactions

Unless a transaction or an Access Person is exempt, Access Persons, depending on their role, must ensure that their personal trades, as well as those of their Immediate Family (please refer to Section VIII of the Code of Ethics for a definition) members, are precleared through Compliance11 before initiating a securities transaction for their personal accounts.  This requirement applies to personal accounts held at the firm as well as those held at other broker-dealers.  Either the Access Person, his/her immediate Supervisor, another designated branch Access Person, or a designated member of the Compliance Department can electronically log preclear requests.  Should an Access Person enter a preclear that returns a conflict, or should he or she know of any potential conflicts that the preclear does not indicate, he or she should contact the Compliance Department to receive approval prior to entering his or her trade.  Supervisory approval is valid only on the business day on which it is logged.  If the transaction is not effected on the date on which it is logged, the Access Person must submit a new request for subsequent approval.  GTC orders are not exempt from this requirement and, therefore, must be precleared daily until execution or cancellation of the order.

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If an Access Person effects a transaction in any security that is deemed to be a prohibited transaction, as outlined in part B of Section IV of the Code of Ethics, such transaction may be cancelled.  Any losses sustained during the intervening period shall be the sole responsibility of the Access Person, while any profit on the transaction must be relinquished and may be donated to a charitable organization designated by the firm.

The Supervisor (defined in Section VIII of the Code of Ethics) or branch/department associate, in reviewing personal transactions, should consider whether the Access Person has any direct or indirect professional relationship with the issuer or if the proposed transaction has any substantial economic relationship to any securities being considered for purchase or sale for advisory clients, including the Baird LargeCap Fund.  An Access Person has a direct or indirect professional relationship with the issuer if, for example, the Access Person provides consulting services to the issuer, or is an officer or director of the issuer or its affiliates.  A professional relationship may also exist if an Access Person’s Immediate Family member has such a relationship with an issuer or its affiliates.

The Access Person is in the best position to know whether additional information should be disclosed to his/her Supervisor and/or the Compliance Department.  An Access Person must, therefore, disclose any personal interest that either is, or might be, a conflict with the interest of an advisory client.  A transaction should only be approved after considering whether additional information may be required.  The Supervisor should call the Compliance Department before approval is granted if he/she has any questions regarding transaction approval.

Access Persons are required to obtain prior approval from the Investment Advisory Unit of the Compliance Department before investing in an initial public offering (“IPO”) or private investment.  For an IPO purchase request, the Access Person must complete a New Issue Certification form, which can be found on BairdWeb, and submit the form to the Investment Advisory Unit of the Compliance Department for review.  The Investment Advisory Unit will then forward the request to the Syndicate Department for review and final approval.  In order to comply with FINRA Rule 5130, it is unlikely that an Access Person will be eligible to purchase any IPO securities.  For a private investment approval request, the Access Person must complete the Private Investments disclosure, which can be found in Compliance11.  If approval is granted, the resulting transaction must be included on the Access Person’s Personal Securities Transaction Attestation.

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B. Personal Securities Transaction Procedures and Reporting

1. Preclearance Procedures

Access Persons shall follow the preclearance procedures described in the previous section, except if exempted.  In any event, no Access Persons or their Immediate Family members shall purchase or sell, directly or indirectly, any Security (defined in Section VIII of the Code of Ethics) which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership (defined in Section VIII of the Code of Ethics) and which he, she, or an Immediate Family member knows or should have known at the time of such purchase or sale is:

a.
The subject of an initial public offering in any equity securities or securities convertible into equity securities (unless the Access Person requests and receives prior written approval as discussed in Part A of Section IV of the Code of Ethics);

b.
Offered pursuant to a limited offering or private placement memorandum (unless the Access Person requests and receives prior written approval as discussed in part A of Section IV of the Code of Ethics); or,

c.           Prohibited by the guidelines described in more detail below.

2. Blackout Periods

These prohibitions do not prevent BKG Access Persons from owning or purchasing securities that may be owned or held by one or more advisory clients.    In an effort to avoid any assertion that the Access Person could benefit from an advisory client transaction that could move the security price up, Access Persons should adhere to the following guidelines, unless exempted:

i.
An Access Person who is in a position of managing (including analysts) and/or executing orders for client accounts may not sell personally held securities until at least seven calendar days after advisory clients have completed purchases.  However, an Access Person may sell a security currently held in his/her personal account if the Access Person sells at least one calendar day prior to purchasing the security for advisory clients.

ii.
An Access Person who is in a position of managing (including analysts) and/or executing orders for client accounts may not buy securities in a personal transaction if he or she knows or reasonably believes that purchases in the same securities will be effected for advisory clients during the seven calendar day period following the personal transaction.  However, an Access Person may buy a security that has been purchased for advisory clients if the Access Person purchases at least one calendar day after purchasing the security for advisory clients.

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Similarly, to prevent Access Person from profiting as a result of advisory client transactions that have the ability to decrease the security price, Access Persons should adhere to the following guidelines:

i.
An Access Person who is in a position of managing (including analysts) and/or executing orders for client accounts may not buy securities in a personal   transaction until at least seven calendar days after advisory clients have sold the security.  However, an Access Person may buy a security that will be sold for advisory clients if the Access Person purchases at least one calendar day before selling the security for advisory clients.

ii.
An Access Person that is in a position of managing (including analysts) and/or executing orders for client accounts may not sell securities in a personal transaction if he or she knows or reasonably believes that sales in the same securities will be effected for advisory accounts during the seven calendar day period following the personal transaction.  However, an Access Person may sell a security that has been sold for advisory clients if the Access Person sells at least one calendar day after selling the security for advisory clients.

It is acknowledged that certain Access Persons (such as those who are directors or officers of BKG but who do not manage any advisory client accounts or serve as portfolio managers or analysts for any advisory client accounts or the Baird LargeCap Fund for which BKG serves as investment adviser or sub-adviser) may buy or sell securities in a personal transaction without any knowledge of any advisory client’s or Baird LargeCap Fund's transactions that have been made within seven calendar days prior to or following such Access Person’s personal transaction In those instances, the CCO or delegate will review such Access Person’s personal transaction and determine whether to exempt such transaction from the prohibitions described above.

In addition, Access Persons who are directors of BKG but not employed by the Asset Management department of Baird and Access Persons who are BKG officers and employed by the Institutional Equity Services department of Baird are exempt from the pre-clearance requirement and personal trading restriction due to the fact that they will not have any knowledge of the investment decisions made by the portfolio managers or analysts for the funds and accounts managed by BKG.

Moreover, Access Persons who are in a position of generating, producing and/or distributing monthly securities ranking files, screens, lists and picks are prohibited from conducting any personal equity securities transactions (excluding mutual funds or ETFs) during the first seven days of the calendar month.   This seven-day restriction also applies to any Access Person that is in a position of managing (including analysts) and/or executing orders for client accounts based on the securities ranking files.

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An Access Person may knowingly buy or sell a security on the same day that it will be traded for advisory clients, only if the following statements apply:

i.	Market capitalization of the security exceeds $3 billion on the day of the transaction(s); and

ii.	The transaction for the Access Person does not represent, either at the time of the transaction or upon conversion, the purchase or sale of more than 1,000 shares of common stock; and

iii.	The Access Person’s transaction is effected subsequent to advisory client transactions.

These guidelines do not set forth every possible combination of security transactions; however, any proposed transactions shall be reviewed during the preclearance process using these, or similar constraints.  In some cases, a Supervisor or the Compliance Department may grant appropriate exceptions based on the facts.  Such exceptions may be granted after consideration of market volume and capitalization, shares outstanding, recent market trends, conflicts of interest, etc.

3. Baird LargeCap Fund Trading Restrictions

Additional scrutiny will be placed on the trading activity of Access Persons who oversee the activities of the Baird LargeCap Fund (“Fund Access Persons”).  In addition no Fund Access Person shall sell, directly or indirectly, or acquire any direct or indirect interest in any Security which he or she knows or should have known at the time of purchase or sale:

a.           Is a security for which the LargeCap Fund has an open order pending; or

b.	Is an offsetting transaction effected in the same or equivalent security within the last (or prior) 60 calendar days.

Moreover, Fund Access Persons are required to preclear personal transactions, including 401(k) and 529 account transactions or reallocations, in the Baird LargeCap Fund.

In addition, Access Persons are NOT required to preclear periodic investment plan purchases or automatic withdrawals (e.g., the firm’s 401(k) Plan or Baird Funds Automatic Investment Plan).

As the Baird LargeCap Fund is intended to be long-term investment vehicle and not a means to speculate on short-term market movements, Fund Access Persons’ purchase and sale activity of the Baird LargeCap Fund will be monitored for inappropriate trading on a periodic basis by the Compliance Department.  Inappropriate trading activity can hurt a Fund’s performance as well as its shareholders.  Any Fund Access Person’s trading activity that is deemed inappropriate is a violation of this Code of Ethics and may result in a temporary suspension of a Fund Access Person’s trading privileges.

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4. Exempt Transactions

The guidelines and preclearance obligations of this Code of Ethics (i.e., items 1, 2 and 3 of Part B of this Section IV of the Code of Ethics) shall not apply to:

a.
Purchases or sales effected in any account over which an Access Person has no direct or indirect influence, control or Beneficial Ownership, or in any account in which discretion is given by the Access Person to a third party, and the Access Person does not place, recommend, approve or direct the transaction.

b.
Purchases or sales effected in any account of which an Access Peron has Beneficial Ownership, in which the purchases or sales are consistent with purchases and sales made for accounts of Advisory Clients using a model portfolio and are aggregated or bunched with orders for those client accounts and do not receive a more favorable price.

c.
Changes in ownership positions related to stock splits, stock dividends or other similar actions by an issuer as well as purchases or sales of securities which are the result of a stock delivery or receipt upon option assignment by a contra party;

d.	Purchases of securities which are part of an automatic dividend reinvestment plan; or

e.
Purchases of securities effected upon exercise of rights issued by an issuer pro-rata to holders of a class of its securities, to the extent that such rights were acquired from such issuer, and sales of such rights so acquired.

f.
Purchases or sales of open-end investment companies, (i.e., mutual funds) (other than the Baird LargeCap Fund for Fund Access Persons required to preclear under Section IV.B.3 of the Code of Ethics) exchange traded funds, closed-end funds and REIT’s in each case involving fewer than 1,000 shares, private investments, foreign currency, variable rate bonds (also known as floaters), futures and options (on currencies or on a broad-based securities index), securities which are direct obligations or agency issues of the U.S. Government, short-term debt obligations, bankers’ acceptances, bank certificates of deposit, commercial paper, unit investment trusts that are invested exclusively in unaffiliated mutual funds, annuities, worthless securities, and money market instruments.

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5. Reporting Requirements & Certification of Compliance

a.           Initial Holdings Reports and Annual Holdings Reports

Each Access Person must file, no later than ten (10) calendar days after designation as an Access Person, a statement reflecting direct and indirect Beneficial Ownership of securities and information regarding all securities accounts on an Initial Holdings Report.  The fourth quarter Personal Securities Transaction Attestation will serve as the Annual Holdings Report.  The content of the holdings reports must be current as of a date 45 calendar days preceding receipt of the report.

b.           Quarterly Transaction Reports and Brokerage Account Reports

Each Access Person must report his/her personal securities transactions and new brokerage accounts at least quarterly.  In accordance with its duties as an investment adviser, BKG supplies each Access Person with both an Account Disclosure and IA Quarterly Personal Securities Transaction Attestation that are completed within Compliance11.  This Attestation must be reviewed and acknowledged no later than 30 calendar days following the end of the calendar quarter.  Should an Access Person acquire direct or indirect Beneficial Ownership of an account or securities that have not previously been disclosed, the relevant information should be included on the quarterly reports.

c.           Transactions exempt from Reporting

BKG Access Persons are not required to:

i.	Report securities held in accounts over which they have no direct or indirect influence or control;

ii.	Report purchases or sales of open-end investment companies (other than the Baird LargeCap Fund for Fund Access Persons required to preclear them under Section IV.B.3 of the Code of Ethics);

iii.	Report transactions effected pursuant to an automatic investment plan; or

iv.	Provide reports that would duplicate information contained in broker-dealer trade confirmations or account statements that the firm holds in its records

d.           Annual Code of Ethics Acknowledgment

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All BKG associates must annually attest that he/she has access to and reviewed the Code of Ethics.  This is done via the Annual Questionnaire.  The Regulation & Policy Unit of the Compliance Department requests and collects the associate questionnaire on an annual basis.

e.           Duplicate Brokerage Confirmations and Statements

If an Access Person has been approved to maintain an account away from the firm, the Compliance Department will request duplicate copies of transaction confirmations and monthly/quarterly statements from the financial institution where the account is custodied.

f.           Monitoring of Personal Securities Transactions

BKG’s Chief Compliance Officer or delegates will monitor the personal securities transactions and trading patterns of its Access Persons in order to identify improper trading.

g.           Baird Funds’ Chief Compliance Officer’s Quarterly Reports

BKG’s Chief Compliance Officer shall promptly report any material violation of this Code to the Baird Funds’ Chief Compliance Officer. The Baird Funds’ Chief Compliance Officer and administrator shall prepare a quarterly report to the Baird Funds’ Board of Directors which shall:

•	Identify any issues arising under this Code of Ethics including, but not limited to, information about material violations and sanctions imposed during the past quarter; and

•	Identify any recommended changes in existing restrictions or procedures based upon experience under this Code of Ethics, evolving industry practice, or developments in law or regulations.

The quarterly reports shall be summarized in an annual report to the Baird Funds’ Board of Directors and shall include a certification from the Funds and Baird stating that the respective entity has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code of Ethics.

V. Recordkeeping

As documentation of compliance with the applicable securities laws, the Compliance Department will maintain copies of pertinent information for no less than 6 years (with the information maintained in an easily accessible location for the first 2 years).  This documentation includes, but is not limited, to the following:

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•	Copy of each Code of Ethics that has been in effect any time during the past six years;

•	A record of any violation or exception of the Code of Ethics and any action taken as a result of such violation or exception;

•	Copy of Initial and Annual Holdings Reports, Quarterly Attestations, Code of Ethics Annual and/or Amendment Acknowledgments of Receipt, confirmations, and statements;

•
A list of current Access Persons as well as a list of former Access Persons who were designated as such during the past 6 years together with a list of persons responsible for reviewing reports under this Code;

•	A copy of reports provided to the Baird Funds’ Board of Directors pertaining to this Code of Ethics; and

•	Copies of New Issue Certification Forms and Private Investments disclosures.

VI. Form ADV Disclosure

A description of the BKG’s Code of Ethics will be included in Part 2A of BKG’s Form ADV, or substitute brochure, along with instructions on how an advisory client can obtain a copy of this Code of Ethics.

VII. Administration and Enforcement of the Code of Ethics

A. Training and Education

The Investment Advisory Unit of the Compliance Department is responsible for training and educating BKG’s Access Persons regarding this Code of Ethics.

B. Annual Review

BKG’s Chief Compliance Officer, along with the Baird Funds’ Chief Compliance Officer, shall review this Code of Ethics annually and evaluate its effectiveness.

C. Board Approval

The Baird Funds, Inc. Board of Directors must approve the content of this Code of Ethics as well as any material changes made to it in the future.  The Board of Directors must approve a material change no later than six months after adoption of the material change.

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D. Report to Board

Violations of this Code of Ethics by Access Persons who are also Fund Access Persons, as defined above, will be brought to the attention of the Baird Funds, Inc. Board of Directors at its quarterly meeting.

E. Reporting Violations

Access Persons are required to report any violations of this Code of Ethics promptly to the Investment Advisory Unit of the Compliance Department and BKG’s Chief Compliance Officer.

F. Sanctions

Upon discovering a violation of the Code of Ethics, BKG may impose    appropriate sanctions.  The sanctions for inappropriate trading activities or knowingly filing false reports may include, among others, disgorgement of profits, fines, or suspension or termination of employment.  Sanctions may also be imposed for incomplete or untimely reports.

G. Further Information Regarding the Code of Ethics

Please direct questions or concerns pertaining to this Code of Ethics to the Investment Advisory Unit of the Compliance Department and BKG’s Chief Compliance Officer.

VIII. Definitions

“Advisory Clients”- Include accounts for which BKG provides investment supervisory services.

“Access Person”- Please see page 2 of this Code of Ethics for a definition.

“Affiliate”-

•	Any person directly or indirectly owning, controlling, or holding with power to vote, 5 per centum or more of the outstanding voting securities of such other person;

•	Any person 5 per centum or more whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person;

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•	Any person directly or indirectly controlling, controlled by, or under common control with, such other person;

•	Any officer, director, partner, copartner, or employee of such other person;

•	If such other person is an investment company, any investment adviser thereof or any member of an advisory board thereof; and

•	If such other person is an unincorporated investment company not having a board of directors, the depositor thereof.

“Beneficial Ownership”- has the same meaning as in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended.  In general, a person has beneficial ownership of a security if such person has or shares (a) voting or dispositive power with respect to such security and (b) a direct or indirect pecuniary interest in such security, including through any contract, arrangement, understanding, relationship or otherwise.  A person is presumed to be the beneficial owner of securities held by immediate family members sharing a person’s household (which includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships).  Beneficial ownership typically includes:

•	Securities held in a person’s own name;
•	Securities held with another in joint tenancy, as tenants in common, or in other joint ownership arrangements;
•	Securities held by a bank or broker as a nominee or custodian on a person’s behalf or pledged as collateral for a loan;
•	Securities held in a trust of which such person is a trustee or beneficiary; and
•	Securities owned by a corporation which is directly or indirectly controlled by, or under common control with, such person.
•
“Control”- Power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

“Immediate Family”-

•	Spouses/Significant Other of Access Persons;

•	Children of Access Persons, if sharing a residence or supported directly or indirectly to a material extent; or

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•	Any persons who are supported directly or indirectly to a material extent or living in the same residence.

“Pecuniary Interest”- The opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.  An indirect pecuniary interest generally includes securities held by members of a person’s immediate family sharing the same household (which includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and includes adoptive relationships).

“Purchase or sale of a Security”- Includes the buying or writing of an option to purchase or sell a security and the purchase or sale of instruments which may be connected to securities the advisory client holds or intends or proposes to acquire.

“Security”- Any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security, certificate of deposit, or group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

“Supervisor”- BKG Manager, or his or her delegate.  In the event that the Access Person’s immediate Supervisor is temporarily unavailable, the Compliance Department or another qualified BKG associate may act as the Supervisor.

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